Exhibit 10.14

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

GENESIS COIN INC. PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is entered into this 1st day of October, 2015, by and between Athena Bitcoin, Inc. (hereinafter "Buyer"), with business offices located at 440 S La Salle St Ste 2101, Chicago IL 60605 and Genesis Coin, Inc. (hereinafter "Company"), a Delaware corporation.

RECITALS:

WHEREAS, Company is in the business of selling kiosk equipment and software; and

WHEREAS, Buyer desires to purchase such equipment.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained therein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it is mutually agreed and covenanted by and between the parties to this Agreement as follows:

1.                  Sale of Equipment. Company hereby sells to Buyer and Buyer hereby purchases from Company the equipment described on Exhibit A attached hereto and incorporated herein, and licenses the software contained therein (hereinafter "Equipment").

2A.               Purchase Price. Buyer shall pay to Company for the Equipment and for all obligations specified herein, as full and complete consideration therefore, the sum of [***] dollars ($[***]) (hereinafter "Purchase Price"). Discount pricing is provided as outlined below for this initial order only.

A.	The Purchase Price is allocated as follows:
	(2x) Genesis1 Kiosk (1 Cash Dispenser)	$[***] ea (2x)
	Genesis1 Discount	$[***] ea (10x)
	Shipping & Delivery	INCLUDED TO USA
	Total:	$[***]

3.                Payment. Payment of the Purchase Price shall be made by Buyer to Company in full within 7 days from the execution date of this Agreement. Company shall have no obligations under this Agreement prior to full payment by Buyer. If payment is not received within 7 days upon execution of this Agreement, Agreement will be terminated and rendered null and void. Buyer understands that all sales are final and no refunds will be provided on any payments made.

4.                 Taxes. Buyer represents that it shall be responsible for any sales, use, property, gross receipts, VAT, income or similar taxes levied against any party to this Agreement arising out of the operation of the Equipment, excluding the license fee paid to the Company for which the Company shall bear all VAT, income or similar taxes.

5.                  Delivery. Delivery of the Equipment to Buyer by Company, at Buyer's sole cost and expense, shall be made within 45 days after execution of this Agreement and full payment (hereinafter "Delivery Date"). The Equipment shall be packaged appropriately and shall be clearly labeled. Buyer will be responsible for any additional import taxes or duties required to deliver the Equipment beyond the amount invoiced. Company will notify and invoice Buyer for any additional import taxes or duties paid for by Company to deliver the Equipment. Delivery of the Equipment in an undamaged condition to Buyer's Installation Site shall constitute "Delivery" to Buyer. Risk of loss during transit shall remain with Company.

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6.                   Setup and Installation. Buyer shall comply with all permits and licenses required by Federal, State, or local authorities in connection with the delivery and installation of the Equipment.

7.                  Software. Company hereby grants to Buyer a LIMITED, NONEXCLUSIVE LICENSE and/or SUBLICENSE (hereinafter “License”) to use the software identified in Exhibit A hereof (hereinafter “Software”) in connection with the sale of Equipment.

A.                License Fee. In addition to the amount described in Section 2, Buyer shall pay to Company or nominee a software license fee of one percent (1%) of the value of all transactions processed by Buyer. Such fees shall be assessed in Bitcoin, deducted automatically and transferred automatically to Company or nominee. Absent automatic deduction and transfer of licensing fees, Buyer shall take all reasonable steps to effectuate the collection of this licensing fee. Buyer shall provide, upon reasonable written request, accounting records to Company reflecting transaction volume.

B.                 Transferability. Company’s software licenses are nontransferable. In the event that the Buyer sells the Equipment to another Party, the Party will be required to sign a new license agreement whose terms and fees are separate from this agreement.

C.                 Updates. Standard software updates provided by Company to the core Kiosk plat- form remain free for life. Any custom software development requested by Buyer and agreed to by Company will be assessed a fee of $[***] per hour. Any custom software developed on behalf of Buyer for usage with the Kiosk will remain the property of Company.

D.                Term. This License shall commence upon delivery of the Equipment to the Buyer and shall continue for as long as Buyer retains full legal right and title to operate the Equipment.

E.                 Support. In any calendar month that Buyer has paid Company a software license fee, Company shall provide Buyer software support services via Skype chat or email.

F.                  Service Level Agreement. Company strives to provide reliable 99.9% uptime of all cloud-based software services. In the event that Buyer should experience a net disruption in service in excess of 12 hours per given calendar year, Company will rebate Buyer $[***] per 12 hour period of disruption over the threshold.

8.                  Equipment Warranty. The warranty provided to Buyer by Company with respect to the Equipment is set forth in Exhibit B attached hereto and incorporated herein. The warranty period shall commence upon Delivery of the Equipment.

9.                  Compliance with Laws. Buyer represents and warrants that Buyer operates the Equipment in compliance with all applicable Federal, State, and local laws, rules, regulations, and ordinances, and represents that it shall have obtained all licenses and permits required by law to engage in the activities necessary to perform its obligations under this Agreement.

10.                Defense and Indemnification.

A.             Buyer shall defend, indemnify and hold Company its directors, officers, employees, and agents harmless from any loss, lawsuit, liability, damage, cost and expense (including reasonable attorneys' fees) which may arise out of or result from (i) any claim by third persons against Company arising out of Buyer’s operation of Equipment; or (ii) the acts or omissions of the Buyer, its agents or employees in connection with this Agreement; or (iii) any breach or default in the performance of the obligations of Buyer hereunder.

B.              The invalidity, in whole or in part, of any of the foregoing paragraph will not affect the remainder of such paragraph.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

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11.              Default by Company. Upon the occurrence of any of the following events, and except as is otherwise provided for in this Agreement, Company shall be deemed to be in default under this Agreement if:

A. The scheduled Delivery Date shall be exceeded by more than thirty (30) days; or

B.                 Company fails or defaults in the performance of any material obligation or covenant under this Agreement and does not correct or substantially cure such failure, default, or breach within thirty (30) days from and after Company's receipt of written notice from Buyer of such default or breach; or

C.                 Any material representation or warranty made by Company hereunder is breached and remains uncured from and after thirty (30) days following Company's receipt of written notice from Buyer of such breach.

If any event of default occurs and is not cured within any applicable period specified above, Buyer, at its sole option, may employ any remedy then available to it, whether at law or in equity, except as limited in Section 13 of this Agreement, including, but not limited to, the following:

A.                Proceed by appropriate legal action to enforce performance by Company of the applicable covenants and obligations of this Agreement and to recover damages for the breach thereof, and/or to enforce the Defense and Indemnification set forth in Section 10 hereof; or

B.                 Terminate this Agreement as to all or any part as Buyer in its sole discretion may determine; or

C.                 Pursue any other rights or remedies available to Buyer under the laws of the State of California, except as limited in Section 13 of this Agreement.

12.              Default by Buyer. Default by Buyer in payment or performance of any material duty or obligation under this Agreement, shall, at the sole option of Company, if the default is not cured within thirty (30) days from and after Buyer's receipt of written notice from Company of the default, constitute a default of this Agreement. In such an event, Company, at its sole option, may employ any remedy then available to it, whether at law or in equity, except as limited in Section 13 of this Agreement, including, but not limited, to the following:

A.                Withhold performance or further performance hereunder until all such defaults have been cured; or

B.                 Pursue any other rights and remedies available to Company under the laws of the State of California, except as limited in Section 13 of this Agreement.

13.              Intellectual Property. Buyer understands that all software, data, and technical know- how including documentation, drivers, and code stored on the Kiosk’s hard drive and operating system remain the property of the Company. Any attempt to modify, decompile, duplicate, or otherwise change the software configuration or file system on the Kiosk without written consent from the Company constitutes a breach of contract. Should a violation occur, Company reserves the right to revoke the software license and or terminate the Agreement.

14.              Arbitration. By initialing this Arbitration provision, Buyer and Company are agreeing to have any and all disputes that arise out of, or relate to this Agreement, decided only by binding arbitration. The arbitrator shall be a retired judge or justice who shall render an award in accordance with the substantive law of the State of California. In all other respects, the arbitration shall be conducted pursuant to the rules of JAMS in San Diego, California, and not by court action, except as provided by California law for judicial review of arbitration proceedings. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereto agree that this arbitration provision is self-executing and that a party shall not be required to obtain a court order compelling arbitration should the other party refuse to arbitrate. Pursuant to Code of Civil Procedure Section 1290.4, in any proceeding filed by either Buyer or Company to confirm an arbitration award rendered in any arbitration matter between Buyer and Company, a copy of the petition to confirm and written notice of the time and place of the hearing thereof and any other papers upon which the petition is based shall be served either by personal service at Buyer’s address shown in this Agreement or by United States Mail. Company and Buyer agree that period of notice on any such petition, written notice and any other papers upon which the petition is based shall be no more than ten (10) days from the date of personal service or fifteen (15) days from the date such documents are deposited in the United States Mail.

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In agreeing to this Arbitration provision, Company AND BUYER ARE SPECIFICALLY GIVING UP:

A.                ALL RIGHTS COMPANY AND BUYER MAY POSSESS TO HAVE SUCH DISPUTES DECIDED IN A COURT OR JURY TRIAL; AND

B.                 ALL JUDICIAL RIGHTS, INCLUDING THE RIGHT TO APPEAL FROM THE DECISION OF THE ARBITRATOR OR ARBITRATORS.

IF EITHER COMPANY OR BUYER SHOULD REFUSE TO SUBMIT TO ARBITRATION, THE OTHER PARTY SHALL BE ENTITLED TO PROCEED WITH AN ARBITRATION AS PROVIDED IN THE ABOVE ARBITRATION PROVISION WITHOUT FIRST OBTAINING A COURT ORDER COMPELLING ARBITRATION. COMPANY AND BUYER ACKNOWLEDGE THE ABOVE AND FURTHER ACKNOWLEDGE THAT THIS MUTUAL AGREEMENT FOR BINDING ARBITRATION IS VOLUNTARY.

By initialing below, Buyer confirms that Buyer has read and understands this provision, and voluntarily agrees to binding arbitration. In doing so, Buyer voluntarily gives up important constitutional rights to trial by judge or jury, as well as rights to appeal. Buyer is advised that Buyer has the right to have independent counsel review this Arbitration provision and this entire Agreement prior to initialing this provision or signing the agreement.

Initials /s/ EG	Company’s Initials /s/ ER

15.              Attorneys Fees. Should any litigation or arbitration be commenced between or among the parties hereto or their personal representatives concerning any of the provisions hereof or the rights or duties of any person or entity in relation hereto, the party or parties prevailing in such litigation or arbitration shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for his, her or their attorneys' fees and costs, which sum shall be deter- mined by the court in such litigation, arbitration or in a separate action brought for that purpose.

16. General.

A.                Confidentiality. The parties shall hold in strictest confidence any information and material which is related to either Buyer's or Company's business or is designated by either Buy- er or Company as proprietary and confidential, herein or otherwise. It is understood that this confidentiality clause does not include information which: (i) is now or hereafter in the public domain through no fault of the party being provided the confidential information; (ii) prior to disclosure hereunder, is property within the rightful possession of the party being provided the confidential information; (iii) subsequent to disclosure hereunder, is lawfully received from a third party with no restriction on further disclosure; or (iv) is obligated to be produced under order of a court of competent jurisdiction, unless made the subject of a confidentiality agreement or protective order in connection with such proceeding, which the parties in all cases will attempt to obtain. Buyer and Company hereby covenant that each shall not disclose such information to any third party without prior written authorization of the other. Company further covenants not to disclose or otherwise make known to any party nor to issue or release for publication any articles or advertising or publicity matter relating to this Agreement in which the name of Buyer or any of its affiliates is mentioned or used, directly or indirectly, unless prior written consent is granted by Buyer.

B.                 Notices. All notices and other communications pertaining to this Agreement shall be in writing and shall be deemed duly to have been given if personally delivered to the other party or if sent by the United State Postal Service certified mail, return receipt requested, postage prepaid or by Federal Express, United Parcel or other nationally recognized overnight carrier. All notices or communications between Buyer and Company pertaining to this Agreement shall be addressed as follows:

If to Buyer:	Athena Bitcoin, Inc.
Attention: Eric Gravengaard
440 S La Salle St Ste 2101,
Chicago IL 60605

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With a copy to:	_____________
Attention: _____________
_____________
_____________

If to Company:	Genesis Coin, Inc.
Attention: Evan Rose
2269 Edinburg Ave.
Cardiff, CA 92007

With a copy to:	Centara Legal Group, APC
Attention: David J. Gebhardt
4747 Executive Dr., Ste. 440
San Diego, CA 92121

Either party may change its notification address by giving written notice to that effect to the other party in the manner provided herein.

C.                 Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall neither be considered a waiver nor deprive that party of any right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the party to be charged therewith.

D.                Modifications. No revision or modification of this Agreement shall be effective unless in writing and executed by authorized representative of both parties.

E.                 Assignment. The prior written approval of Company shall be required to allow a delegation or assignment of duty to perform any obligation owed to Company by Buyer, its agents, employees, contractors or affiliates.

F.                  Severability. If any portion of this Agreement is held invalid, such invalidity shall not affect the validity of the remaining portions of the Agreement, and the parties will substitute for any such invalid portion hereof a provision which best approximates the effect and intent of the invalid provision.

G.                Construction and Jurisdiction. This Agreement shall be governed by the laws of the State of California (excepting any conflict of laws or provisions which would serve to defeat application of California substantive law). Each of the parties to this Agreement hereby irrevocably and unconditionally: (i) consents to submit to the exclusive jurisdiction of the courts of San Diego County, California for any proceeding arising in connection with this Agreement and each such party agrees not to commence any such proceeding except in such courts, and (ii) waives any objection to the laying of venue of any such proceeding in the courts of San Diego County, California. EACH PARTY, KNOWINGLY AND AFTER CONSULTATION WITH COUNSEL, FOR ITSELF, ITS SUCCESSSORS AND ASSIGNS, WAIVES ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM ARISING WITH RESPECT TO THIS AGREEMENT OR ANY MATTER RELATED IN ANY WAY THERETO.

H.                Headings. The paragraph titles of this Agreement are for conveniences only and shall not define or limit any of the provisions hereof.

I.                 Entire Agreement. This Agreement, the documents referenced herein and all Exhibits hereto (Exhibits A and B) are intended as the complete and exclusive statement of the agreement between Buyer and Company with respect to the subject matter hereof, and supersede all prior agreements and negotiations related thereto.

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J.                 Binding Effect. The provisions hereof shall be binding upon and shall inure to the benefit of Buyer and Company, their respective successors, and permitted assigns.

K.                Survival. The representations and warranties contained in this Agreement shall survive termination of this Agreement.

L.                 Counterparts. Provided that all parties hereto execute a copy of this Agreement, this Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Executed copies of this Agreement may be delivered by facsimile transmission or other comparable means. This Agreement shall be deemed fully executed and entered into on the date of execution by the last signatory required hereby.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first written above, and the person executing this agreement on behalf of each party represents and warrants that this agreement has been authorized by all necessary parties, is validly executed by an authorized officer or agent, and is binding upon and enforceable against the company in accordance with its terms.

WITNESS:

By: /s/ Eric Gravengaard
Name: Eric Gravengaard
Title: President and CEO

WITNESS:	Genesis Coin, Inc.

By: /s/ Evan Rose
Name: Evan Rose
Title: President and CEO

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EXHIBIT A

Description of Equipment

QUANTITY	DESCRIPTION
2	Genesis1 Kiosk with one cash dispensing cassette
1	Software License and Access to Operating Backend

In the event of any inconsistency between the terms in main body of the Agreement and the terms in Exhibit A attached hereto, the terms in main body of the Agreement will control.

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EXHIBIT B

MANUFACTURERS WARRANTY

Genmega, Inc. provides a limited one-year parts warranty for the G6000™ series kiosk.

Genmega guarantees your G6000™ model kiosk to be free from defects in materials and workmanship.

The one-year parts warranty begins 15 days from the original kiosk shipping date.

WHAT IS COVERED:

· Cash Dispensing Unit (CDU) and Cash Cassette

· Receipt printer (SHU)

· LCD module

· Magnetic Card Reader (MCR)

· EPP Keypad

· Power Supply

· Mainboard (CE)

· Lock and locking mechanism **LIMITED 90 DAY WARRANTY**

Dial and Electronic locks will be covered by a limited 90-day warranty beginning 15 days from shipping date. Should the lock fail under normal use, Genmega will replace the lock only.

Services required to open the vault and or replace the lock are at the expense of the Machine owner.

WHAT IS NOT COVERED:

· Power cable and modem cable

· Key lock and key

· Plastic Bezels

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· Receipt printer jam

· Note jam

· Forgotten password or combination of lock

· Any damages from misuse, improper installation, and vandalism

· Any damages from “brown out” or low power, lightning, or any other ‘acts of God’

Once the manufacturers warranty has expired, all claims for warranty service must be resolved directly between the distributor/dealer and the Machine owner.

OBTAINING SERVICE: If you have any problems or questions about your Genmega

Machine, your dealer or distributor is your primary contact for assistance/service.

Your manufacturer’s warranty is provided through your dealer or distributor.

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